                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                                  Schedule 13g
                   Under the Securities Exchange Act of 1934
                               (Final Amendment)

                               MHM Services Inc.
------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    55301L103
------------------------------------------------------------------------------
                                 (CUSIP Number)

                                   ----------

                               December 31, 1998
            -------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
[X] Rule 13d-1(b)
[ ] Rule 13d-1(c)
[ ] Rule 13d-1(d)


CUSIP No.  55301L103                                         Page 1 of 5 Pages

    1) Names of Reporting Persons S.S. or I.R.S. Identification Nos. of above persons
        PNC Bank Corp.  25-1435979


    2)  Check the Appropriate Box if a Member of a Group (See Instructions)
        a)   [   ]
        b)   [   ]

    3)  SEC USE ONLY


    4)  Citizenship or Place of Organization  Pennsylvania


    Number of Shares             5) Sole Voting Power                        *
    Beneficially Owned
    By Each Reporting
    Person With                  6) Shared Voting Power                      *


                                 7) Sole Dispositive Power                   *


                                 8) Shared Dispositive Power                 *


    9)  Aggregate Amount Beneficially Owned by Each Reporting Person         *



   10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
        (See Instructions)                                               [   ]


   11)  Percent of Class Represented by Amount in Row (9)                    *


   12)  Type of Reporting Person (See Instructions)                         HC



                         * See the response to Item 5.

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                                  Schedule 13g
                   Under the Securities Exchange Act of 1934
                               (Final Amendment)

                               MHM Services Inc.
------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   55301L103
------------------------------------------------------------------------------
                                 (CUSIP Number)

                                   ----------

                               December 31, 1998
            -------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
[X] Rule 13d-1(b)
[ ] Rule 13d-1(c)
[ ] Rule 13d-1(d)


CUSIP No.  55301L103                                         Page 2 of 5 Pages

    1) Names of Reporting Persons S.S. or I.R.S. Identification Nos. of above persons
        PNC Bancorp, Inc.      51-0326854


    2)  Check the Appropriate Box if a Member of a Group (See Instructions)
        a)   [   ]
        b)   [   ]

    3)  SEC USE ONLY


    4)  Citizenship or Place of Organization Delaware


   Number of Shares         5) Sole Voting Power                            *
   Beneficially Owned
   By Each Reporting
   Person With              6) Shared Voting Power                          *


                            7) Sole Dispositive Power                       *


                            8) Shared Dispositive Power                     *


    9)  Aggregate Amount Beneficially Owned by Each Reporting Person        *



   10)  Check if the Aggregate Amount in Row (9) Excludes Certain
        Shares (See Instructions)                                       [   ]


   11)  Percent of Class Represented by Amount in Row (9)                   *

   12)  Type of Reporting Person (See Instructions)                        HC

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                                  Schedule 13g
                   Under the Securities Exchange Act of 1934
                               (Final Amendment)

                               MHM Services Inc.
------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   55301L103
------------------------------------------------------------------------------
                                 (CUSIP Number)

                                   ----------

                               December 31, 1998
            -------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
[X] Rule 13d-1(b)
[ ] Rule 13d-1(c)
[ ] Rule 13d-1(d)


CUSIP No.  55301L103                                          Page 3 of 5 Pages

    1) Names of Reporting Persons S.S. or I.R.S. Identification Nos. of above persons
        PNC Bank, National Association  22-1146430

    2)  Check the Appropriate Box if a Member of a Group (See Instructions)
        a)   [   ]
        b)   [   ]

    3)  SEC USE ONLY


    4)  Citizenship or Place of Organization                United States


  Number of Shares             5) Sole Voting Power                         *
  Beneficially Owned
  By Each Reporting
  Person With                  6) Shared Voting Power                       *


                               7) Sole Dispositive Power                    *


                               8) Shared Dispositive Power                  *


    9)  Aggregate Amount Beneficially Owned by Each Reporting Person        *



   10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
        (See Instructions)                                              [   ]


   11)  Percent of Class Represented by Amount in Row (9)                   *


   12) Type of Reporting Person (See Instructions)                         BK

                         * See the response to Item 5.

ITEM 5  - OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

Each reporting person has ceased to own beneficially more than 5% of the stock.



ITEM 10 - CERTIFICATION.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


         February 12, 1999
         -----------------------------------------------
         Date

         /s/ ROBERT L. HAUNSCHILD
         -----------------------------------------------
         Signature - PNC Bank Corp.


         Robert L. Haunschild, Senior Vice President and
                               Chief Financial Officer
         -----------------------------------------------
         Name/Title


         February 12, 1999
         -----------------------------------------------
         Date


         /s/ JAMES B. YAHNER
         -----------------------------------------------
         Signature - PNC Bancorp, Inc.

         James B. Yahner, Vice President
         -----------------------------------------------
         Name/Title


         February 12, 1999
         -----------------------------------------------
         Date


         /s/ THOMAS R. MOORE
         -----------------------------------------------
         Signature - PNC Bank, National Association


         Thomas R. Moore, Vice President and Secretary
         -----------------------------------------------
         Name/Title


An agreement to file a joint statement was previously filed as Exhibit A to Amendment No. 1.